13962 Park Center Road, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For Investor Relations contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Shifts Focus to SteelWorks® Mobile, Exits Integration Business

Transition from Hardware Manufacturer to Software Developer is Complete with Business Unit Sale

Herndon, VA (July 16, 2009) – SteelCloud, Inc. (Nasdaq: SCLD), a leading developer of mobility appliance software, today announced that it completed a transaction to sell its computer integration business to NCS Technologies, Inc. of Manassas, Virginia.

“The refocusing of the Company is the culmination of months of top to bottom review of our business strategy going forward,” remarked Brian Hajost, SteelCloud President and CEO.  “This transaction has been structured with NCS to maintain the high quality of service that our customers have come to expect, with SteelCloud benefiting from future success with these customers.  SteelCloud’s transformation from a hardware manufacturer to a software development company is now complete.  Concentrating our focus on our BlackBerry-related mobile infrastructure software and technology will simplify our organization and expense structure around the business affording the highest margins, faster growth, and the highest market potential.”

With the closing of the transaction, NCS is now responsible for all of SteelCloud’s integration customer base, inventory, operational staff, orders in progress, and warranty responsibilities.

Additionally, the Company announced yesterday that it has signed a contract with Dell to manufacture, deliver, and support future versions of SteelWorks® Mobile on a worldwide basis.

About SteelCloud

SteelCloud is a developer and integrator of mobility appliance solutions.  The Company designs, architects and develops specialized solutions for mobile computing technologies including the BlackBerry Enterprise Server technology from Research In Motion.  For both commercial and government markets, the Company delivers software appliance solutions that focus on ease of deployment, policy compliance, and high availability.  Over its 20-year history, the Company has won numerous awards for technical excellence and customer satisfaction.  The Company can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.  E-mail: info@steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; availability of financing; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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